EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We agree to the inclusion in this Registration Statement on S-4 of MutuaFirst Financial, Inc. of our report, dated October 17, 2017, on our audit of the consolidated financial statements of Universal Bancorp for the years ended June 30, 2017 and 2016.  We also consent to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Indianapolis, Indiana
January 17, 2018